EXHIBIT 4.4

APPENDIX A
PARK-OHIO HOLDINGS CORP.
2018 EQUITY AND INCENTIVE COMPENSATION PLAN
1. Purpose. The purpose of this Plan is to attract and retain Directors, officers and other key employees of the Company and its Subsidiaries and to provide to such persons incentives and rewards for performance.
2. Definitions. As used in this Plan:
(a) “Affiliate” means any corporation, partnership, joint venture or other entity, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company as determined by the Committee or the Board, as applicable, in its discretion.
(b) “Appreciation Right” means a right granted pursuant to Section 5 of this Plan, and will include both Free-Standing Appreciation Rights and Tandem Appreciation Rights.
(c) “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right or a Tandem Appreciation Right.
(d) “Board” means the Board of Directors of the Company.
(e) “Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.
(f) “Change in Control” has the meaning set forth in Section 12 of this Plan.
(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time.
(h) “Committee” means the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section  10 of this Plan consisting solely of no fewer than two Non-Employee Directors.
(i) “Common Shares” means the shares of Common Stock, par value $1.00 per share, of the Company or any security into which such common shares may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.
(j) “Company” means Park-Ohio Holdings Corp., an Ohio corporation, and its successors.
(k) “Date of Grant” means the date specified by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 9 of this Plan, or a grant or sale of Restricted Shares, Restricted Stock Units, or other awards contemplated by Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).
(l) “Director” means a member of the Board.
(m) “Effective Date” means the date this Plan is approved by the Shareholders of the Company.
(n) “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under the Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

EXHIBIT 4.4

(p) “Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is not granted in tandem with an Option Right.
(q) “Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.
(r) “Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Shares, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the acceptable levels of achievement, in whole or in part, as the Committee deems appropriate and equitable.
(s) “Market Value per Share” means, as of any particular date, the closing price of a Common Share as reported for that date on the Nasdaq Stock Market, if the Common Shares are not then listed on the Nasdaq Stock Market, on any other national securities exchange on which the Common Shares are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Common Shares, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.
(t) “Non-Employee Director” means a person who is a “Non-Employee Director” of the Company within the meaning of Rule 16b-3 promulgated under the Exchange Act.
(u) “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.
(v) “Option Price” means the purchase price payable on exercise of an Option Right.
(w) “Option Right” means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4 of this Plan.
(x) “Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) an officer or other employee of the Company or any Subsidiary, (ii) a person who provides services to the Company or a Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”), or (iii) a non-employee Director.
(y) “Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section  8 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.
(z) “Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 8 of this Plan.
(aa) “Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.
(bb) “Plan” means this Park-Ohio Holdings Corp. 2018 Equity and Incentive Compensation Plan.
(cc) “Predecessor Plan” means the Company’s 2015 Equity and Incentive Compensation Plan.
(dd) “Restricted Shares” means Common Shares granted or sold pursuant to Section  6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.

EXHIBIT 4.4

(ee) “Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive Common Shares, cash or a combination thereof at the end of a specified period.
(ff) “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.
(gg) “Shareholder” means an individual or entity that owns one or more Common Shares.
(hh) “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Option Price or Base Price provided for in the related Option Right or Free-Standing Appreciation Right, respectively.
(ii) “Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided , however , that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time the Company owns or controls, directly or indirectly, more than 50 percent of the total combined Voting Power represented by all classes of stock issued by such corporation.
(jj) “Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is granted in tandem with an Option Right.
(kk) “Voting Power” means at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company, or members of the board of directors or similar body in the case of another entity.
3. Shares Available Under the Plan.
(a) Maximum Shares Available Under this Plan .

(i)
Subject to adjustment as provided in Section  11 of this Plan and the share counting rules set forth in Section  3(a)(ii) of this Plan, the number of Common Shares that may be issued or transferred (A) upon the exercise of Option Rights or Appreciation Rights, (B) as Restricted Shares and released from substantial risks of forfeiture thereof, (C) in payment of Restricted Stock Units, (D) in payment of Performance Shares or Performance Units that have been earned, (E) as awards contemplated by Section  9 of this Plan, or (F) in payment of dividend equivalents paid with respect to awards made under this Plan will not exceed in the aggregate 750,000 Common Shares. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii)
Common Shares covered by an award granted under this Plan will not be counted as used unless and until they are actually issued and delivered to a Participant. If any Common Shares issued or transferred pursuant to an award granted under this Plan are forfeited, or an award granted under this Plan is cancelled or forfeited, expires or is settled for cash (in whole or in part), the Common Shares issued or transferred pursuant to, or subject to, such award

(as applicable) will, to the extent of such cancellation, forfeiture, expiration, or cash settlement, again be available for issuance or transfer under Section  3(a)(i) above. If, on or after the Effective Date, any Common Shares subject to an award granted under the Predecessor Plan are forfeited, or an award granted under the Predecessor Plan is cancelled or forfeited, expires or is settled for cash (in whole or in part), the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, or cash settlement, be available for issuance or transfer under Section 3(a)(i) above.

EXHIBIT 4.4

(iii)
Notwithstanding anything to the contrary contained herein, the following Common Shares will not be added to the aggregate number of Common Shares available for issuance or transfer under Section  3(a)(i) above: (A) Common Shares withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right (or the option price of a stock option granted under the Predecessor Plan); (B) Common Shares withheld or otherwise used by the Company to satisfy a tax withholding obligation; (C) Common Shares subject to an Appreciation Right (or a stock appreciation right granted under the Predecessor Plan) that are not actually issued in connection with its Common Shares settlement on exercise thereof; and (D) Common Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights (or stock options granted under the Predecessor Plan). If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate plan limit described above.

(b) Limit on Incentive Stock Options. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 750,000 Common Shares.
(c) Non-Employee Director Compensation Limit. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary, and subject to adjustment as provided in Section 11 of this Plan, no non-employee Director will be granted, in any period of one calendar year, awards under the Plan in excess of 50,000 Common Shares.
(d) Notwithstanding anything in this Plan to the contrary, up to 5% of the maximum number of Common Shares that may be issued or transferred under this Plan as provided for in Section 3(a) of this Plan, as may be adjusted under Section 11 of this Plan, may be used for awards granted under Section 4 through Section 9 of this Plan that do not comply with the applicable one-year minimum vesting requirements set forth in such sections of this Plan.
4. Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a) Each grant will specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.
(b) Each grant will specify an Option Price per share, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.
(c) Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee (or other consideration authorized pursuant to Section  4(d) of this Plan) having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, the Company’s withholding of Common Shares otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Common Shares so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.
(d) To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates.

EXHIBIT 4.4

(e) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.
(f) Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable; provided that, except as otherwise described in this subsection, no grant of Option Rights may become exercisable sooner than after one year. A grant of Option Rights may provide for the earlier exercise of such Option Rights, including in the event of the retirement, death or disability of a Participant, or in the event of a Change in Control.
(g) Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.
(h) Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.
(i) The exercise of an Option Right will result in the cancellation on a share-for-share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan.
(j) No Option Right will be exercisable more than 10 years from the Date of Grant.
(k) Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.
(l) Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
5. Appreciation Rights.
(a) The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right will be a right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.
(b) Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i)	Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, Common Shares or any combination thereof.

(ii)	Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Committee at the Date of Grant.

(iii)	Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

EXHIBIT 4.4

(iv)
Each grant may specify the period or periods of continuous service by the Participant with the Company or any Subsidiary that is necessary before the Appreciation Rights or installments thereof will become exercisable; provided that, except as otherwise described in this subsection, no grant of Appreciation Rights may become exercisable sooner than after one year. A grant of Appreciation Rights may provide for the earlier exercise of such Appreciation Rights, including in the event of the retirement, death or disability of a Participant, or in the event of a Change in Control.

(v)	Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights.

(vi)
Each grant of Appreciation Rights will be evidenced by an Evidence of Award, which Evidence of Award will describe such Appreciation Rights, identify the related Option Rights (if applicable), and contain such other terms and provisions, consistent with this Plan, as the Committee may approve.

(c) Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation. Successive grants of Tandem Appreciation Rights may be made to the same Participant regardless of whether any Tandem Appreciation Rights previously granted to the Participant remain unexercised.
(d) Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.
(e) Regarding Free-Standing Appreciation Rights only:

(i)
Each grant will specify in respect of each Free-Standing Appreciation Right a Base Price, which (except with respect to awards under Section  22 of this Plan) may not be less than the Market Value per Share on the Date of Grant;

(ii)	Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and

(iii)	No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.
6. Restricted Shares. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Shares to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a) Each such grant or sale will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.
(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.
(c) Each such grant or sale will provide that the Restricted Shares covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee at the Date of Grant or until achievement of Management Objectives referred to in subparagraph (e) below. If the elimination of restrictions is based only on the passage of time rather than the achievement of Management Objectives, the period of time will be no shorter than one year.

EXHIBIT 4.4

(d) Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares will be prohibited or restricted in the manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee).
(e) Any grant of Restricted Shares may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Shares; provided , however , that notwithstanding subparagraph (c) above, restrictions relating to Restricted Shares that vest upon the achievement of Management Objectives may not terminate sooner than after one year.
(f) Notwithstanding anything to the contrary contained in this Plan, any grant or sale of Restricted Shares may provide for the earlier termination of restrictions on such Restricted Shares, including in the event of the retirement, death or disability of a Participant, or in the event of a Change in Control.
(g) Any such grant or sale of Restricted Shares may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional Restricted Shares, which may be subject to the same restrictions as the underlying award; provided , however , that dividends or other distributions on Restricted Shares with restrictions that lapse as a result of the achievement of Management Objectives will be deferred until and paid contingent upon the achievement of the applicable Management Objectives.
(h) Each grant or sale of Restricted Shares will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Shares will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Shares will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Shares.
7. Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a) Each such grant or sale will constitute the agreement by the Company to deliver Common Shares or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Committee may specify.
(b) If a grant of Restricted Stock Units specifies that the Restriction Period will terminate only upon the achievement of Management Objectives or that the Restricted Stock Units will be earned based on the achievement of Management Objectives, then, notwithstanding anything to the contrary contained in subparagraph (c) below, the applicable Restriction Period may not be a period of less than one year.
(c) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.
(d) If the Restriction Period lapses only by the passage of time rather than the achievement of Management Objectives as provided in subparagraph (a) above, each such grant or sale will be subject to a Restriction Period of not less than one year.
(e) Notwithstanding anything to the contrary contained in this Plan, any grant or sale of Restricted Stock Units may provide for the earlier lapse or other modification of the Restriction Period, including in the event of the retirement, death or disability of a Participant, or in the event of a Change in Control.

EXHIBIT 4.4

(f) During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Common Shares deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on either a current or deferred or contingent basis, either in cash or in additional Common Shares; provided , however , that dividend equivalents or other distributions on Common Shares underlying Restricted Stock Units with restrictions that lapse as a result of the achievement of Management Objectives will be deferred until and paid contingent upon the achievement of the applicable Management Objectives.
(g) Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Shares or cash, or a combination thereof.
(h) Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
8. Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a) Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to Cash Incentive Awards, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.
(b) The Performance Period with respect to each Cash Incentive Awards, Performance Share or Performance Unit will be such period of time (not less than one year) as will be determined by the Committee at the time of grant, which may be subject to earlier lapse or other modification, including in the event of the retirement, death or disability of a Participant, or in the event of a Change in Control.
(c) Any grant of Cash Incentive Awards, Performance Shares or Performance Units will specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such specified Management Objectives a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of Performance Shares or Performance Units, or amount payable with respect to Cash Incentive Awards, that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives.
(d) Each grant will specify the time and manner of payment of Cash Incentive Awards, Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Shares, in Restricted Shares or Restricted Stock Units or in any combination thereof.
(e) Any grant of Cash Incentive Awards, Performance Shares or Performance Units may specify that the amount payable or the number of Common Shares or Restricted Shares or Restricted Stock Units with respect thereto may not exceed a maximum specified by the Committee at the Date of Grant.
(f) The Committee may, at the Date of Grant of Performance Shares, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Common Shares, subject in all cases to deferral and payment on a contingent basis based on the Participant’s earning of the Performance Shares with respect to which such dividend equivalents are paid.
(g) Each grant of Cash Incentive Awards, Performance Shares or Performance Units will be evidenced by an Evidence of Award and will contain such other terms and provisions, consistent with this Plan, as the Committee may approve.
9. Other Awards.

EXHIBIT 4.4

(a) Subject to applicable law and the limit set forth in Section  3(c) of this Plan, the Committee may grant to any Participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the Common Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 9 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Shares, other awards, notes or other property, as the Committee determines.
(b) Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 9.
(c) The Committee may grant Common Shares as a bonus, or may grant other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.
(d) If the earning or vesting of, or elimination of restrictions applicable to, an award granted under this Section 9 is based only on the passage of time rather than the achievement of Management Objectives, the period of time shall be no shorter than one year. If the earning or vesting of, or elimination of restrictions applicable to, awards granted under this Section  9 is based on the achievement of Management Objectives, the earning, vesting or restriction period may not terminate sooner than after one year.
(e) Notwithstanding anything to the contrary contained in this Plan, any grant of an award under this Section 9 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death or disability of the Participant, or in the event of a Change in Control.
10. Administration of this Plan.
(a) This Plan will be administered by the Committee. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.
(b) The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan Section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.
(c) To the extent permitted by law, the Committee may delegate to one or more of its members or to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under the Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee: (i) designate employees to be recipients of awards under this Plan; and (ii) determine the size of any such awards; provided , however , that (A) the Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, Director, or more than 10% beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act; (B) the resolution providing for such authorization

EXHIBIT 4.4

sets forth the total number of Common Shares such officer(s) may grant; and (C) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.
11. Adjustments. The Committee shall make or provide for such adjustments in the numbers of Common Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Shares, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of Common Shares covered by other awards granted pursuant to Section  9 hereof, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, in the kind of shares covered thereby, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, exercised in good faith, shall determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee shall provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, shall determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the numbers of shares specified in Section  3 of this Plan as the Committee in its sole discretion, exercised in good faith, shall determine is appropriate to reflect any transaction or event described in this Section  11 ; provided , however , that any such adjustment to the number specified in Section  3(b) will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.
12. Change in Control. For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, a “Change in Control” will be deemed to have occurred upon the occurrence (after the Effective Date) of any of the following events:
(a) the Company is merged, consolidated or reorganized into or with another corporation or other legal person, and immediately after such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock (as that term is defined below) of the Company immediately prior to such transaction;
(b) the Company sells all or substantially all of its assets to any other corporation or other legal person, and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale;
(c) any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) becomes the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 30% or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the Company (“Voting Stock”); or
(d) if during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of the Company cease for any reason to constitute at least a majority thereof, provided, however, that for purposes of this subsection (d), each Director who is first elected, or first nominated for election by the Company’s shareholders by a vote of at least two-thirds of the Directors of the Company (or a committee thereof) then still in office who were Directors of the Company at the beginning of any such period will be deemed to have been a Director of the Company at the beginning of such period (but excluding for purposes of this proviso

EXHIBIT 4.4

any individual whose initially becomes a Director as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or person other than the Board).
Notwithstanding the foregoing provisions of this Section  12 , a “Change in Control” shall not be deemed to have occurred for purposes of the Plan solely because (i) the Company, (ii) an entity in which the Company directly or indirectly beneficially owns 50% or more of the voting securities or interest, or (iii) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-l, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 30% or otherwise, or because the Company reports that a change in control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership.
13. Detrimental Activity and Recapture Provisions. Any Evidence of Award may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either (a) during employment or other service with the Company or a Subsidiary or (b) within a specified period after termination of such employment or service, shall engage in any detrimental activity. In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.
14. Non U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.
15. Transferability.
(a) Except as otherwise determined by the Committee, no Option Right, Appreciation Right, Restricted Shares, Restricted Stock Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 9 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except by will or the laws of descent and distribution. In no event will any such award granted under the Plan be transferred for value. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.
(b) The Committee may specify at the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section  6 of this Plan, will be subject to further restrictions on transfer.

EXHIBIT 4.4

16. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common Shares, then, unless otherwise determined by the Committee, the Company will withhold from the shares required to be delivered to the Participant, Common Shares having a value equal to the amount required to be withheld under applicable income and employment tax laws. The shares used for tax withholding will be valued at an amount equal to the market value of such Common Shares on the date the benefit is to be included in the Participant’s income. In no event will the market value of the Common Shares to be withheld and delivered pursuant to this Section to satisfy applicable withholding obligations exceed the minimum amount required to be withheld, unless (i) an additional amount can be withheld and not result in adverse accounting consequences, (ii) such additional withholding amount is authorized by the Committee, and (iii) the total amount withheld does not exceed the Participant’s estimated tax obligations attributable to the applicable transaction. Participants will also make such arrangements as the Committee may require for the payment of any withholding obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of Option Rights.
17. Compliance with Section 409A of the Code.
(a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Subsidiaries.
(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the fifth business day of the seventh month after such separation from service.
(d) Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such award.

EXHIBIT 4.4

(e) Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

18. Amendments.
(a) The Board may at any time and from time to time amend this Plan in whole or in part; provided , however , that if an amendment to this Plan (i) would materially increase the benefits accruing to participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the shareholders of the Company in order to comply with applicable law or the rules of the Nasdaq Stock Market or, if the Common Shares are not traded on the Nasdaq Stock Market, the principal national securities exchange upon which the Common Shares are traded or quoted, then, such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.
(b) Except in connection with a corporate transaction or event described in Section  11 of this Plan, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding Option Rights or Appreciation Rights in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without shareholder approval. This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 18(b) may not be amended without approval by the Company’s shareholders.
(c) If permitted by Section 409A of the Code, but subject to the paragraph that follows, including in the case of termination of employment by reason of death, disability or retirement, or in the case of unforeseeable emergency or other special circumstances or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any other awards made pursuant to Section  9 subject to any vesting schedule or transfer restriction, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section  15(b) of this Plan, the Committee may, in its sole discretion, accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.
(d) Subject to Section 18(b) hereof, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Subject to Section 11 above, no such amendment will impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

EXHIBIT 4.4

19. Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Ohio.
20. Effective Date/Termination. This Plan will be effective as of the Effective Date. No grants will be made on or after the Effective Date under the Predecessor Plans, except that outstanding awards granted under the Predecessor Plan will continue unaffected following the Effective Date. No grant will be made under this Plan after the tenth anniversary of the Effective Date, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan. For clarification purposes, the terms and conditions of this Plan shall not apply to or otherwise impact previously granted and outstanding awards under the Predecessor Plans, as applicable.
21. Miscellaneous Provisions.
(a) The Company will not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.
(b) This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.
(c) Except with respect to Section 21(e) , to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.
(d) No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.
(e) Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.
(f) No Participant will have any rights as a shareholder with respect to any shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Company.
(g) The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.
(h) Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of Common Share under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.
(i) If any provision of this Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect. Notwithstanding anything in this Plan or an Evidence of Award to the contrary, nothing in this Plan or in an Evidence of Award prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity, a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

EXHIBIT 4.4

22. Stock-Based Awards in Substitution for Option Rights or Awards Granted by Other Company. Notwithstanding anything in this Plan to the contrary:
(a) Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.
(b) In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under the Plan; provided , however , that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.
(c) Any Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) above will not reduce the Common Shares available for issuance or transfer under the Plan or otherwise count against the limits contained in Section 3 of the Plan. In addition, no Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) above will be added to the aggregate plan limit contained in Section 3 of the Plan.